As filed with the Securities and Exchange Commission on May 9, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

C.H. Robinson Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1883630 (IRS Employer Identification No.)

14701 Charlson Road
Eden Prairie, Minnesota 55347
(Address, including zip code of Principal Executive Offices)

C.H. Robinson Worldwide, Inc. 2022 Equity Incentive Plan
(Full title of the plan)

Ben G. Campbell
Chief Legal Officer and Secretary
14701 Charlson Road
Eden Prairie, Minnesota 55347
952-937-8500
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The shareholders of C.H. Robinson Worldwide, Inc. (the “Company” or the “Registrant”) approved the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) on May 5, 2022 (the “Effective Date”). As provided in the 2022 Plan, 4,261,884 shares of common stock, $0.10 par value per share, of the Company (“Common Stock”) are available for issuance thereunder.

This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering the 4,261,884 shares of Common Stock for the first time pursuant to the 2022 Plan as of the Effective Date.

In addition, the number of shares of Common Stock available for issuance under the 2022 Plan will be increased by the number of shares subject to awards that were outstanding under the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan and the 1997 Omnibus Stock Plan on the Effective Date that expire, are cancelled or forfeited, or are settled or paid in cash. Such shares may be registered for issuance under the 2022 Plan pursuant to subsequent registration statements or post-effective amendments to registration statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:
(a) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 23, 2022 (the “2021 Form 10-K”), and portions of the Company’s definitive proxy statement on Schedule 14A for its 2022 annual meeting of shareholders, filed with the Commission on March 22, 2022, that were specifically incorporated by reference into the 2021 Form 10-K;
(b) The Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the Commission on April 29, 2022;
(c) The Company’s current reports on Form 8-K filed with the Commission on January 25, 2022, February 2, 2022 (excluding the information disclosed pursuant to Item 2.02 and Exhibits 99.1 and 99.2 thereto), February 28, 2022 (excluding the information disclosed pursuant to Item 7.01 and Exhibit 99.1 thereto) and May 9, 2022; and
(d) The description of the Company’s capital stock contained in Exhibit 4.1 to the Company’s annual report on Form 10K for the fiscal year ended December 31, 2019, filed with the Commission on February 19, 2020.
All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Certificate of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (“DGCL”), or (iv) for any transaction from which the director derived any improper personal benefit.

The Certificate of Incorporation of the Registrant also provides that to the full extent permitted by law, the Registrant shall indemnify and advance expenses to any person who is or was a director or officer of the Registrant, and may, but shall not be obligated to, indemnify and advance expenses to any employee or agent of the Registrant, and shall or may, as applicable, indemnify any person serving at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, against liabilities which may be incurred by such person by reason of (or arising in part from) such capacity.

The Certificate of Incorporation of the Registrant further provides that its directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the DGCL. These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•breach of a director’s duty of loyalty to the corporation or its shareholders;
•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or redemption of shares; or
•transaction from which the director derives an improper personal benefit.
Section 145 of the DGCL authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless, despite the adjudication of liability, a court otherwise determines. Indemnification also is authorized with respect to any criminal action or proceeding where, in addition to the above, the officer or director has no reasonable cause to believe his or her conduct was unlawful.
The Registrant also maintains a director and officer insurance policy to cover the Registrant, its directors, and its officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.
Item 9. Undertakings.

1.        The undersigned Registrant hereby undertakes:
        (a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.
        (b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
        (c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company (as amended on May 19, 2012, and incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 15, 2012).
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 24, 2022).
5.1*	Opinion of Faegre Drinker Biddle & Reath LLP.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Accounting Firm.
23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	C.H. Robinson Worldwide, Inc. 2022 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Form DEF 14A, filed on March 22, 2022).
107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on May 5, 2022.

C.H. ROBINSON WORLDWIDE, INC.

By:	/s/ Ben G. Campbell
Ben G. Campbell
Chief Legal Officer and Secretary

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of C.H. Robinson Worldwide, Inc., hereby severally constitute and appoint Robert C. Biesterfeld, Jr. and Ben G. Campbell, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert C. Biesterfeld, Jr.	Chief Executive Officer	May 3, 2022
Robert C. Biesterfeld, Jr.	(Principal Executive Officer)

/s/ Michael P. Zechmeister	Chief Financial Officer (Principal Financial Officer	May 5, 2022
Michael P. Zechmeister	and Principal Accounting Officer)

/s/ Scott P. Anderson	Chairman of the Board	May 4, 2022
Scott P. Anderson

/s/ Kermit R. Crawford	Director	May 5, 2022
Kermit R. Crawford

/s/ Timothy C. Gokey	Director	May 3, 2022
Timothy C. Gokey

/s/ Mary J. Steele Guilfoile	Director	May 4, 2022
Mary J. Steele Guilfoile

/s/ Jodee A. Kozlak	Director	May 4, 2022
Jodee A. Kozlak

/s/ Henry J. Maier	Director	May 5, 2022
Henry J. Maier

/s/ James B. Stake	Director	May 5, 2022
James B. Stake

/s/ Paula C. Tolliver	Director	May 3, 2022
Paula C. Tolliver

/s/ Henry W. Winship	Director	May 5, 2022
Henry W. Winship